Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement No. 333-165869 on Form S-3 and Nos. 333-170513 and 333-135613 on Form S-8 of our reports dated February 29, 2012, relating to the consolidated financial statements of Kaiser Aluminum Corporation (which report expresses an unqualified opinion), and the effectiveness of Kaiser Aluminum Corporation's internal control over financial reporting (which report expresses an adverse opinion on the effectiveness of the Company's internal control over financial reporting because of a material weakness), in each case appearing in this Annual Report on Form 10-K of Kaiser Aluminum Corporation for the year ended December 31, 2011.

/s/ DELOITTE & TOUCHE LLP

Costa Mesa, California
February 29, 2012